Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-195187, No. 333-195188 and No. 333-212016) of Sugar Creek Financial Corp. of our report dated June 27, 2016 with respect to the consolidated balance sheets of Sugar Creek Financial Corp. and Subsidiary as of March 31, 2016 and 2015 and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years then ended, which report appears in this Annual Report on Form 10-K for the fiscal year ended March 31, 2016 of Sugar Creek Financial Corp.

/s/ Michael Trokey & Company, P.C.
St. Louis, Missouri	Michael Trokey & Company, P.C.
June 27, 2016